Exhibit (e)

DISTRIBUTION REINVESTMENT PLAN

OF

ALTMORE BDC, INC.

Effective as of January 7, 2022

Altmore BDC, Inc., a Maryland corporation (the “Company”), hereby adopts the following plan (the “Plan”) with respect to cash dividends or distributions declared by its Board of Directors (the “Board of Directors”) on shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”).

1.	Unless a stockholder specifically elects to receive cash pursuant to paragraph 4 below, all cash dividends or distributions, net of any applicable withholding tax, hereafter declared by the Company’s Board of Directors shall be reinvested by the Company in Common Stock on behalf each stockholder, and no action shall be required on such stockholder’s part to receive such Common Stock.

2.	Such cash dividends or distributions shall be payable on such date or dates (each, a “Payment Date”) as may be fixed from time to time by the Board of Directors to stockholders of record at the close of business on the record date(s) established by the Board of Directors for the cash dividend or distribution involved.

3.	With respect to each cash dividend or distribution pursuant to this Plan, the Board of Directors reserves the right to either issue new shares of Common Stock or purchase shares of Common Stock in the open market for the accounts of Participants (as defined below) in connection with implementation of the Plan. If newly issued shares are used to implement the Plan and the most recently computed net asset value (“NAV”) per share exceeds the market price per share on the Payment Date, the number of shares of Common Stock to be issued to a Participant will be determined by dividing the total dollar amount of the cash dividend or distribution payable to such Participant by the market price per share of the Common Stock at the close of regular trading on the Nasdaq Stock Market on the Payment Date, or if no sale is reported for such day, the average of the reported bid and ask prices. If newly issued shares are used to implement the Plan and the market price per share on the Payment Date exceeds the most recently computed NAV per share, the number of shares to be issued to a Participant will be determined by dividing the total dollar amount of the distribution payable to such Participant by the greater of (i) the most recently computed NAV per share and (ii) 95% of the market price per share (or such lesser discount to the market price per share that still exceeds the most recently computed NAV per share) at the close of regular trading on the Nasdaq Stock Market on the Payment Date, or, if no sale is reported for such day, the average of the reported bid and ask prices. For example, if the most recently computed NAV per share is $15.00 and the market price per share on the Payment Date is $14.00, we will issue shares at $14.00 per share. If the most recently computed NAV per share is $15.00 and the market price per share on the Payment Date is $16.00, we will issue shares at $15.20 per share (95% of the market price per share on the Payment Date). If the most recently computed NAV per share is $15.00 and the market price per share on the Payment Date is $15.50, we will issue shares at $15.00 per share, as the most recently computed NAV per share is greater than 95% of the market price per share on the Payment Date ($14.73 per share). If shares are purchased in the open market to implement the Plan, the number of shares to be issued to a Participant shall be determined by dividing the dollar amount of the cash dividend payable to such Participant by the weighted average price per share for all shares of Common Stock purchased by the Plan Administrator in the open market in connection with the dividend.

4.	A stockholder may elect to receive any portion of its cash dividends or distributions in cash. To exercise this option, such stockholder shall notify SS&C Technologies, Inc. (referred to as the “Plan Administrator”), in writing so that such notice is received by the Plan Administrator no later than 10 days prior to the record date fixed by the Board of Directors for the cash dividend or distribution associated with a particular Payment Date. Such election shall remain in effect until the stockholder shall notify the Plan Administrator in writing of such stockholder’s desire to change its election, which notice shall be delivered to the Plan Administrator no later than 10 days prior to the record date fixed by the Board of Directors for the first distribution for which such stockholder wishes its new election to take effect. All correspondence concerning the Plan should be directed to the Plan Administrator by mail at SS&C Technologies, Inc. – Altmore BDC, Inc., 430 W 7th Street, Kansas City, MO 64105.

5.	The Plan Administrator will set up an account for shares of Common Stock acquired pursuant to the Plan for each stockholder who has not so elected to receive a cash dividend or distribution in cash (each a “Participant”). The Plan Administrator may hold each Participant’s shares of Common Stock, together with the shares of other Participants, in non-certificated form in the Plan Administrator’s name or that of its nominee. The number of shares of Common Stock to be issued to a Participant pursuant to the Plan will in full and fractional shares.

6.	The Plan Administrator will confirm to each Participant each issuance of shares of Common Stock made to such Participant pursuant to the Plan as soon as practicable following the date of such issuance.

7.	The Proxy Service vendor engaged by the Company will forward to each Participant any Company-related proxy solicitation materials and each Company report or other communication to stockholders. Any shares held by a Participant under the Plan will be voted in accordance with the instructions set forth on proxies returned by the Participant to the Company.

8.	In the event that the Company makes available to its stockholders rights to purchase additional shares or other securities, the shares of Common Stock held by the Plan Administrator for each Participant under the Plan will be added to any other shares held by the Participant in calculating the number of rights to be issued to the Participant.

9.	The Plan Administrator’s service fee, if any, and expenses for administering the Plan will be paid for by the Company. If a Participant elects by written notice to the Plan Administrator to have the Plan Administrator sell part or all of the shares of Common Stock held by the Plan Administrator in the Participant’s account and remint the proceeds to the Participant, whether upon termination of the Plan by the Company, termination by a Participant of its or his account under the Plan or otherwise, the Plan Administrator is authorized to deduct a transaction fee plus brokerage commission from the proceeds.

10.	Each Participant may terminate his or its account under the Plan by so notifying the Plan Administrator in writing. Such termination will be effective immediately if the Participant’s notice is received by the Plan Administrator not less than 10 days prior to any cash dividend or distribution record date; otherwise, such termination will be effective only with respect to any subsequent cash dividend or distribution. Upon any termination of the Plan by the Company in accordance with Section 11 or by a Participant of its or his account under the Plan, the Plan Administrator will cause shares of Common Stock held for the Participant under the Plan to be credited to the Participant in book-entry form with the Company’s transfer agent.

11.	The Plan may be terminated by the Company upon notice in writing mailed to each stockholder of record at least 30 days prior to any record date for the payment of any cash dividend or distribution by the Company.

12.	These terms and conditions may be amended or supplemented by the Company at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Administrator receives written notice from the Participant of the termination of such Participant’s account under the Plan. Any such amendment or supplement may include an appointment by the Plan Administrator, in its place and stead, of a successor agent under the terms and conditions agreed upon by the Company, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator under these terms and conditions. Upon any such appointment of any agent for the purpose of receiving cash dividends or distributions, the Company will be authorized to pay to such successor agent, for each Participant’s account, all cash dividends or distributions payable on shares of the Common Stock of the Company held in the Participant’s name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

13.	The Plan Administrator will at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless any such error is caused by the Plan Administrator’s negligence, bad faith or willful misconduct of that or its employees or agents.

14.	These terms and conditions shall be governed by the laws of the State of Maryland, without regard to the conflicts of law principles thereof, to the extent such principles would require or permit the application of the laws of another jurisdiction